Filed Pursuant to Rule 424(b)(5)
Registration No. 333-160791

Rockwell Medical Technologies, Inc.

1,845,000 Shares

Common Stock

$9.50 per share

We are offering 1,845,000 shares of our common stock, without par value, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on The NASDAQ Global Market and traded under the symbol “RMTI.” On February 9, 2012, the last reported sale price of our common stock on The NASDAQ Global Market was $11.61 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page S-7.

	Per Share	Total
Public offering price	$9.50	$17,527,500
Underwriting discounts and commissions (1)	$0.57	$1,051,650
Proceeds, before expenses, to us	$8.93	$16,475,850

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect to deliver the securities offered hereby on or about February 15, 2012.

Sole Book-Running Manager

Stifel Nicolaus Weisel

Lead Manager

Canaccord Genuity

Rodman & Renshaw, LLC	Summer Street Research Partners

The date of this prospectus supplement is February 9, 2012.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. This document has two parts. The first part is the prospectus supplement, which describes the specific terms of the offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Get More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus, in any other prospectus supplement and in any free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. To the extent that any statement that we make in this prospectus supplement differs from or is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

Unless the context otherwise requires, references in this prospectus supplement to “Rockwell,” “we,” “us,” and “our” refer to Rockwell Medical Technologies, Inc., and include its consolidated subsidiaries where the context so requires.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

WHERE YOU CAN GET MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect or copy all or any part of these materials, at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Rockwell.

The SEC allows Rockwell to “incorporate by reference” the information it files with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus supplement, and any information filed with the SEC subsequent to this prospectus supplement will automatically update and supersede this information. Rockwell incorporates by reference the documents listed below which have been filed with the SEC:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (including information from the Definitive Proxy Statement filed in connection with the Annual Meeting of Stockholders held on May 26, 2011, as filed with the SEC on April 15, 2011 incorporated therein by reference).

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011, and September 30, 2011.

•

Current Reports on Form 8-K filed February 23, 2011, February 24, 2011, April 11, 2011, June 1, 2011 (as amended October 5, 2011), July 28, 2011, September 22, 2011, November 4, 2011, November 22, 2011, and January 27, 2012.

•

The description of our common shares included in our prospectus, dated July 24, 1997, included in our registration statement on Form SB-2 filed with the SEC on July 24, 1997, under the caption “Description of Securities” on pages 34 through 38 of the prospectus and incorporated by reference into our registration statement on Form 8-A filed with the SEC on January 23, 1998, including any amendment or reports filed for the purpose of updating such description.

In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after this prospectus supplement but before the termination of this offering are deemed to be incorporated by reference into this prospectus supplement and will constitute a part of this prospectus supplement from the date of filing of those documents.

Any statement contained in a document incorporated by reference in this prospectus supplement will be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that is incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus supplement.

Rockwell will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus supplement, including any exhibits which are specifically incorporated by reference into such documents. Requests should be directed to Thomas E. Klema, Secretary, at our principal executive offices, located at 30142 Wixom Road, Wixom, Michigan 48393 (telephone number: (248) 960-9009).

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus supplement were obtained through company research, surveys and studies conducted by third parties, and industry and general publications. We have not independently verified any of the data from third party sources nor have we ascertained any underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding the industry data presented herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus supplement and the accompanying prospectus. Our forward-looking statements are subject to risks and uncertainties and include information about our expectations and possible or assumed future results of our operations. When we use words such as “may,” “might, “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “projected,” “intend” or similar expressions, or make statements regarding our intent, belief or current expectations, we are making forward-looking statements. Our forward looking statements also include, without limitation, statements about our competitors, statements regarding the timing and costs of obtaining FDA approval of our new SFP product and statements regarding our anticipated future financial condition, operating results, cash flows and business plans.

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which are based on information available to us on the date of this prospectus supplement or, if made elsewhere, as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed in this prospectus supplement, including under “Risk Factors” in this prospectus supplement, and from time to time in our reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated may also materially and adversely affect our results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. We do not undertake, and expressly disclaim, any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as may be required by applicable law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, carefully before making an investment decision. You should pay special attention to the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-7, and the risk factors and the financial statements and other information contained in our filings with the SEC which have been incorporated by reference in this prospectus supplement, when making an investment decision.

Our Company

We manufacture hemodialysis concentrate solutions and dialysis kits, and we sell, distribute and deliver these and other ancillary hemodialysis products primarily to hemodialysis providers in the United States as well as domestic distributors who market the products internationally, primarily in Latin America, Asia and Europe. Hemodialysis duplicates kidney function in patients with failing kidneys also known as End Stage Renal Disease, or ESRD. ESRD is an advanced stage of chronic kidney disease characterized by the irreversible loss of kidney function. Without properly functioning kidneys, a patient’s body cannot get rid of excess water and toxic waste products. Without frequent and ongoing dialysis treatments, these patients would not survive. Our dialysis solutions (also known as dialysate) are used to maintain life, removing toxins and replacing nutrients in the dialysis patient’s bloodstream.

We have licensed and are currently developing renal drug therapies. Our lead drug development product is for iron supplementation, a key element in the formation of new red blood cells. Iron supplementation is routinely administered to more than 90% of patients receiving treatment for anemia. We have licensed a drug therapy for the delivery of iron supplementation for anemic dialysis patients which we refer to as dialysate iron and more specifically as soluble ferric pyrophosphate, or SFP. To realize a commercial benefit from this therapy, and pursuant to the licensing agreement, we must complete clinical trials and obtain U.S. Food and Drug Administration, or FDA, approval to market SFP. We plan to market SFP directly in the U.S. to our established dialysis market customer base. We also plan to seek foreign market approval for SFP and find partners to market outside the United States or to license the technology to a pharmaceutical company who will seek market approval and then market SFP in the licensed markets. We believe this product will substantially improve iron maintenance therapy and, if approved, will compete for the global market for iron maintenance therapy. Based on reports from manufacturers of intravenous, or IV, iron products and industry estimates, the market size in the United States for IV iron therapy for all indications is approximately $560 million per year. We estimate the global market for IV iron therapy is in excess of $850 million per year. We cannot, however, give any assurance that this product will be approved by the FDA or, if approved, that it will be successfully marketed.

We have also acquired the rights to an active vitamin D product, Calcitriol, which would be administered as an injection for treating secondary hyperparathyroidism. We have chosen a manufacturer to supply this product and expect to make it commercially available in the fourth quarter of 2012.

Hemodialysis patients generally receive their treatments at independent hemodialysis clinics or at hospitals. A hemodialysis provider such as a hospital or a free standing clinic uses a dialysis station to treat patients. A dialysis station contains a dialysis machine that takes concentrate solutions primarily consisting of nutrients and minerals, such as our liquid concentrate solutions or our concentrate powders mixed with purified water, and accurately dilutes those solutions with purified water. The resulting solution, known as dialysate, is then pumped through a device known as a dialyzer (artificial kidney), while at the same time the patient’s blood is pumped through a semi-permeable membrane within the dialyzer. Excess water and chemicals from the patient’s blood pass through the membrane and are carried away in the dialysate while certain nutrients and minerals in the dialysate penetrate the membrane and enter the patient’s blood to maintain proper blood chemistry. Dialysate generally contains dextrose, sodium chloride, calcium, potassium, magnesium, sodium bicarbonate and acetic acid. Citric acid, which acts as an anticoagulant, may be used in place of acetic acid. The patient’s physician chooses the formula required for each patient based on each particular patient’s needs, although most patients receive one of eight common formulations.

In addition to using concentrate solutions and chemical powders (which must be replaced for each use for each patient), a dialysis provider also requires various other ancillary products such as blood tubing, fistula needles, specialized custom kits, dressings, cleaning agents, filtration salts and other supplies, many of which we sell.

Hemodialysis is the primary treatment modality employed in the United States with over 90% of all dialysis patients receiving hemodialysis. We do not compete in the peritoneal or home dialysis segments. Hemodialysis treatments are generally performed in independent clinics or hospitals with the majority of dialysis services performed by national and regional for profit dialysis chains. Based on data published by the U.S. Renal Data Systems, or USRDS, we estimate that there are approximately 5,600 Medicare-certified hemodialysis treatment clinics in the United States. The two largest national for-profit dialysis chains service approximately 63% of the domestic hemodialysis market. According to industry statistics published by USRDS, 371,000 patients in the United States were receiving dialysis treatments at the end of 2008. The domestic dialysis industry has experienced steady patient population growth over the last two decades. U.S. patient population growth has averaged approximately 3.5-4% per year in each of the last five years.

ESRD incidence rates vary by country with some higher and most lower than the United States. Based on industry reports, the global ESRD population receiving some form of dialysis treatment is estimated to be over two million and to be growing at a rate of approximately 6% annually. The three major dialysis markets are the United States, the European Union and Japan, which together represent approximately half of the total global treatments based on industry estimates.

Our Business Strategy

Our strategy is to become a leading biopharmaceutical company focused on renal indications. The following are the key elements of our business strategy:

Obtain Regulatory Approval of our Lead Drug Candidate SFP Indicated for the Treatment of Iron Deficiency Anemia.

We are conducting Phase III clinical trials for SFP and will seek to obtain FDA regulatory approval to market SFP. We intend to market SFP using our existing operating business infrastructure which currently serves approximately 25% of the U.S. dialysis market.

Develop our Product Portfolio of Renal and Anemia Drugs, Including Extensions of SFP.

We intend to initiate clinical development and obtain FDA regulatory approval to market other extensions of drug products based upon the SFP technology. We believe our SFP technology can be leveraged into other applications, such as peritoneal dialysis.

Identify Novel Drug Targets to Address Unmet Market Opportunities.

Our objective is to identify and validate novel drug targets for development for conditions such as chronic kidney disease and ESRD as well as for other therapeutic areas.

Acquire Rights to Complementary Drug Candidates and Technologies.

We intend to continue to selectively pursue and acquire rights to drug products in various stages of development and approval while leveraging our dialysis market position.

Obtain Partners to Achieve Global Development and Commercialization of our Products.

While we intend to commercialize SFP in the United States, we anticipate seeking commercial collaborations to develop our products, obtain regulatory approval and realize financial benefits on an international or global basis. We intend to leverage the development, regulatory and commercialization expertise of potential business partners to accelerate the development of certain potential products through licensing of selected technologies.

Continue Development of our Commercial Business and Market Position.

We intend to continue to develop our market presence in our dialysis products business, which will provide a broader platform from which we can sell new products to the dialysis market. We may seek to acquire approved medical devices or drugs, other dialysis related products or service businesses including clinical or other dialysis service businesses that we believe may be complimentary to our overall development efforts.

Financial Update

We expect our revenue for the year ended December 31, 2011 to be approximately $49.0 million.

Corporate Information

We were incorporated in the State of Michigan in 1996. Our principal executive offices are located at 30142 Wixom Road, Wixom, Michigan 48393. Our telephone number is (248) 960-9009. Our website address is www.rockwellmed.com. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus.

The Offering

Common Stock Offered	1,845,000 shares

Common Stock Outstanding After This Offering	20,462,886 shares

Use of Proceeds	We expect to use the net proceeds from this offering for general corporate purposes, which may include research and development expenses, acquisition of intellectual property relating to complementary drug therapies, funding of clinical trials and general and administrative expenses.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Listing	Our common stock is listed on The NASDAQ Global Market under the symbol “RMTI.” The last reported price of our common stock on February 9, 2012 was $11.61 per share.

The amounts above are based on 18,617,886 common shares outstanding as of February 9, 2012 and assume no exercise of outstanding options or warrants since that date.

RISK FACTORS

In considering whether to purchase the securities, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the following risk factors, as well as the factors listed in “Cautionary Statement Regarding Forward-Looking Statements.” You should carefully review all the information in this prospectus supplement and the accompanying prospectus about these securities.

RISKS RELATED TO OUR BUSINESS

The dialysis provider market is highly concentrated in national and regional dialysis chains that account for the majority of our domestic revenue. Our business is substantially dependent on a few customers that account for a substantial portion of our sales. The loss of any of these customers would have a material adverse affect on our results of operations and cash flow.

Our revenue is highly concentrated in a few customers and the loss of any of those customers could adversely affect our results. One customer in particular accounted for 42% of our sales in 2010. If we were to lose this customer or our relationship with any of our other major national and regional dialysis chain customers, it would have a substantial negative impact on our cash flow and operating results and could have a detrimental impact on our ability to continue our operations in their current form or to continue to execute our business strategy. If we lost a substantial portion of our business, we would be required to take actions to conserve our cash resources and to mitigate the impact of any such losses on our business operations.

We operate in a very competitive market against substantially larger competitors with greater resources.

There is intense competition in the hemodialysis product market and our primary competitor is a large diversified company which has substantially greater financial, technical, manufacturing, marketing, research and development and management resources than we do. We may not be able to successfully compete with them or other companies. Our primary competitor has historically used product bundling and low pricing as marketing techniques to capture market share of the products we sell and as we do not manufacture or sell the same breadth of products as our primary competitor, we may be at a disadvantage in competing against their marketing strategies. Furthermore, our primary competitor is vertically integrated and is the largest provider of dialysis services in the United States with approximately one-third of all U.S. patients treated by this company through its clinics. This competitor has routinely acquired smaller clinic chain operations and may acquire some of our current customers in the future.

Our new drug product requires FDA approval and expensive clinical trials before it can be marketed.

We are seeking FDA approval for SFP, a drug used in the treatment of anemia. Obtaining FDA approval for any drug is expensive and can take a long time. We may not be successful in obtaining FDA approval for SFP. The FDA may change, expand or alter its requirements for testing, which may increase the scope, duration and cost of our clinical development plan. Clinical trials are expensive and time consuming to complete, and we may not have sufficient funds to complete the clinical trials to obtain marketing approval. Our clinical trials might not prove successful. In addition, the FDA may order the temporary or permanent discontinuation of a clinical trial at any time. Many products that undergo clinical trials are never approved for patient use. Thus, it is possible that our new proprietary products may never be approved to be marketed. If we are unable to obtain marketing approval, our entire investment in new products may be worthless and our licensing rights could be forfeited.

Even if our new drug product is approved by the FDA, we may not be able to market it successfully.

Several drugs currently dominate treatment for iron deficiency and new drugs treating this indication will have to compete against existing products. It may be difficult to gain market acceptance of a new product. Nephrologists, anemia managers and dialysis chains may be slow to change their clinical practice protocols for new products or may not change their protocols at all.

Dialysis providers are dependent upon government reimbursement practices for the majority of their revenue. If we obtain approval for our new product, the product will be included as part of the single bundled payment rate implemented by Medicare in 2011 and will likely not require a separate reimbursement code as nearly all providers are expected to have adopted the single bundled payment rate prior to FDA approval to market SFP.

We may not be successful in maintaining our gross profit margins.

A significant portion of our costs are for chemicals and fuel which are subject to pricing volatility based on demand and are highly influenced by the overall level of economic activity in the U.S. and abroad. While our gross profit margins improved substantially in 2009 and to a lesser extent in 2010, due to a variety of factors including product mix shifts to less expensive products, reductions in fuel and chemical costs and increased product pricing, we may realize future cost and pricing pressure which may cause our gross profit margins to decrease. We began to incur such pressures during 2010 and continue to incur them.

Our products are distribution-intensive, resulting in a high cost to deliver relative to the selling prices of our products. The cost of diesel fuel represents a significant operating cost for us. If oil costs increase or if oil prices spike upward, we may be unable to recover those increased costs through higher pricing. Also, as we increase our business in certain markets and regions, which are farther from our manufacturing facilities than we have historically served, we may incur additional costs that are greater than the additional revenue generated from these initiatives. Our customer mix may change to a less favorable customer base with lower gross profit margins.

Our competitors have often used bundling techniques to sell a broad range of products and have often offered low prices on dialysis concentrate products to induce customers to purchase their other higher margin products, such as dialysis machines and dialyzers. It may be difficult for us to raise prices due to these competitive pressures.

Our suppliers may increase their prices faster than we are able to raise our prices to offset such increases. We may have limited ability to gain a raw material pricing advantage by changing vendors for certain chemicals and packaging materials.

As we increase our manufacturing and distribution infrastructure we may incur costs for an indefinite period that are greater than the incremental revenue we derive from these expansion efforts.

We depend on government funding of health care.

Many of our customers receive the majority of their funding from the government and are supplemented by payments from private health care insurers. Our customers depend on Medicare and Medicaid funding to be viable businesses. A variety of changes to health insurance and reimbursement are included in health reform legislation recently enacted by Congress. Some of these changes could have a negative impact on Medicare and Medicaid funding, which fund the majority of dialysis costs in the United States, and on reimbursement protocols. If Medicare and Medicaid funding were to be materially decreased, our customers would be severely impacted, increasing our risk of not being paid in full by our customers. An increase in our exposure to uncollectible accounts could have a material adverse effect on our financial position, results of operations and cash flows.

In the United States, the Medicare Improvements for Patients and Providers Act of 2008 or “MIPPA” changed the dialysis reimbursement method from the prior practice of separately billed services and medications to a single bundled rate, which became effective on January 1, 2011. Most dialysis providers have adopted this method of reimbursement in 2011, which provides for a single payment per dialysis treatment compared to the current method consisting of a composite rate payment and separately billed drugs and services. This change in reimbursement practice was intended to reduce Medicare funding costs and to prompt dialysis providers to reduce their cost of dialysis services. This change increases the burden on dialysis treatment providers to effectively manage their cost of treatment and operations and may put more pressure on suppliers such as us to reduce provider’s costs. As a result, we may see increased pressure to reduce the prices of our products, which would have a negative impact on our revenue and gross profit margins. We anticipate that dialysis providers will continue to seek ways to reduce their costs per treatment due to this change in reimbursement practice which could reduce our sales and profitability and have a material adverse effect on our business, financial condition and results of operations.

As a result of these changes to Medicare reimbursement, industry observers also anticipate increased consolidation in the dialysis provider market which has been largely unchecked by the Federal Trade Commission to date. Continued consolidation in providers will likely result in increased purchasing leverage for providers across all dialysis product categories and increased pricing pressure on all suppliers to the industry.

Health care reform could adversely affect our business.

The federal and state governments in the United States, as well as many foreign governments, from time to time explore ways to reduce medical care costs through health care reform. The federal Medicare and Medicaid programs are facing financial challenges and are looking at ways to reduce the costs of the Medicare and Medicaid programs. Similarly, many states have large deficits which may prove unsustainable, resulting in defaults on state debt obligations which may ultimately result in the reduction or curtailment of health care benefits or state Medicaid reimbursement.

In the United States, Congress enacted health reform legislation that will make significant changes to the health care payment and delivery system. The health reform legislation requires employers to provide employees with insurance coverage that meets minimum eligibility and coverage requirements or face penalties. The legislation also includes provisions that will impact the number of individuals with insurance coverage, the types of coverage and level of health benefits that will be required and the amount of payment providers performing health care services will receive. The legislation imposes implementation effective dates beginning in 2010 and extending through 2020. Many of the changes require additional guidance from government agencies or federal regulations. Therefore, it is difficult to determine at this time what impact the health reform legislation will have on the Company or its customers. The proposed changes in the Medicare and Medicaid programs could reduce our sales and profitability and have a material adverse effect on our business, financial condition and results of operations. In addition, the health reform legislation imposes fees or excise taxes on pharmaceutical and device manufacturers based on their revenues, which could also have a material adverse effect on the Company.

Orders from our international distributors may not result in recurring revenue.

Our revenue from international distributors may not recur consistently or at all. Such revenue is often dependent upon the availability of government funding in those nations and there may be local, regional or geopolitical changes that impact funding of health care expenditures in those nations.

We depend on key personnel.

Our success depends heavily on the efforts of Robert L. Chioini, our President and Chief Executive Officer, Dr. Annamaria T. Kausz, our Vice President of Drug Development & Medical Affairs, Dr. Ajay Gupta MD, our Chief Scientific Officer, and Thomas E. Klema, our Chief Financial Officer, Secretary and Treasurer. Mr. Chioini is primarily responsible for managing our sales and marketing efforts. Dr. Kausz is primarily responsible for managing our product development efforts. Dr. Gupta is primarily responsible for discovery and development of new technologies. None of our executive management are parties to a current employment agreement with the Company. If we lose the services of Mr. Chioini, Dr. Kausz, Dr. Gupta or Mr. Klema, our business, product development efforts, financial condition and results of operations could be adversely affected.

Our business is highly regulated.

The testing, manufacture and sale of the products we manufacture and distribute are subject to extensive regulation by the FDA and by other federal, state and foreign authorities. Before medical devices can be commercially marketed in the United States, the FDA must give either 510(k) clearance or pre-market approval for the devices. If we do not comply with these requirements, we may be subject to a variety of sanctions, including fines, injunctions, seizure of products, suspension of production, denial of future regulatory approvals, withdrawal of existing regulatory approvals and criminal prosecution. Our business could be adversely affected by any of these actions.

Although our hemodialysis concentrates have been cleared by the FDA, it could rescind these clearances and any new products or modifications to our current products that we develop could fail to receive FDA clearance. If the FDA rescinds or denies any current or future clearances or approvals for our products, we would be prohibited from selling those products in the United States until we obtain such clearances or approvals. Our business would be adversely affected by any such prohibition, any delay in obtaining necessary regulatory approvals, and any limits placed by the FDA on our intended use. Our products are also subject to federal regulations regarding manufacturing quality. In addition, our new products will be subject to review as a pharmaceutical drug by the FDA. The process of obtaining such approval is time-consuming and expensive. In addition, changes in applicable regulatory requirements could significantly increase the costs of our operations and may reduce our profitability if we are unable to recover any such cost increases through higher prices.

We depend on contract research organizations and consultants to manage and conduct our clinical trials and if they fail to follow our protocol or meet FDA regulatory requirements our clinical trial data and results could be compromised causing us to delay our development plans or have to do more testing than planned.

We utilize a contract research organization to conduct our clinical trials in accordance with a specified protocol. We also contract with other third party service providers for clinical trial material production, packaging and labeling, lab testing, data management services as well as a number of other services. There can be no assurance that these organizations will fulfill their commitments to us on a timely basis or that the accuracy and quality of the clinical data they provide us will not be compromised by their failure to fulfill their obligations. If these service providers do not perform as contracted, our development plans could be adversely affected.

Foreign approvals to market our new drug products may be difficult to obtain.

The approval procedures for the marketing of our new drug products in foreign countries vary from country to country, and the time required for approval may be longer or shorter than that required for FDA approval. Even after foreign approvals are obtained, further delays may be encountered before products may be marketed. Many countries require additional governmental approval for price reimbursement under national health insurance systems.

Additional studies may be required to obtain foreign regulatory approval. Further, some foreign regulatory agencies may require additional studies involving patients located in their countries.

We may not have sufficient products liability insurance.

As a supplier of medical products, we may face potential liability from a person who claims that he or she suffered harm as a result of using our products. We maintain products liability insurance in the amount of $5 million per occurrence and $5 million in the aggregate. We cannot be sure that it will remain economical to retain our current level of insurance, that our current insurance will remain available or that such insurance would be sufficient to protect us against liabilities associated with our business. We may be sued, and we may have significant legal expenses that are not covered by insurance. In addition, our reputation could be damaged by product liability litigation and that could harm our marketing ability. Any litigation could also hurt our ability to retain products liability insurance or make such insurance more expensive. Our business, financial condition and results of operations could be adversely affected by an uninsured or inadequately insured product liability claim in the future.

Our Board of Directors is subject to potential deadlock.

Our Board of Directors presently has four members, and under our bylaws, approval by a majority of the Directors is required for many significant corporate actions. It is possible that our Board of Directors may be unable to obtain majority approval in certain circumstances, which would prevent us from taking action.

RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

Shares eligible for future sale may affect the market price of our common shares.

We are unable to predict the effect, if any, that future sales of common shares, or the availability of our common shares for future sales, will have on the market price of our common shares from time to time. Sales of substantial amounts of our common shares (including shares issued upon the exercise of stock options or warrants), or the possibility of such sales, could adversely affect the market price of our common shares and also impair our ability to raise capital through an offering of our equity securities in the future. As of December 31, 2011, an additional 2,607,440 shares may be issued upon exercise of outstanding warrants. In the future, we may issue additional shares or warrants in connection with investments or for other purposes considered advisable by our Board of Directors. Any substantial sale of our common shares may have an adverse effect on the market price of our common shares.

In addition, as of December 31, 2011, there were 3,952,802 shares issuable upon the exercise of outstanding and exercisable stock options, 1,529,333 shares issuable upon the exercise of outstanding stock options that are not yet exercisable and 701,331 additional shares available for grant under our 2007 Long Term Incentive Plan. The market price of the common shares may be depressed by the potential exercise of these options. The holders of these options are likely to exercise them when we would otherwise be able to obtain additional capital on more favorable terms than those provided by the options.

The market price of our securities may be volatile.

The historically low trading volume of our common shares may also cause the market price of the common shares to fluctuate significantly in response to a relatively low number of trades or transactions.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You will experience immediate dilution in the book value per share of the common stock you purchase.

The price per share of our common stock being offered is substantially higher than the book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Voting control and anti-takeover provisions reduce the likelihood that you will receive a takeover premium.

As of December 31, 2011, our officers and directors beneficially owned approximately 24.8% of our voting shares (assuming the exercise of exercisable options granted to such officers and directors). Accordingly, they may be able to effectively control our affairs. Our shareholders do not have the right to cumulative voting in the election of directors. In addition, the Board of Directors has the authority, without shareholder approval, to issue shares of preferred stock having such rights, preferences and privileges as the Board of Directors may determine. Any such issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control and may adversely affect the rights of holders of common shares, including by decreasing the amount of earnings and assets available for distribution to holders of common shares and adversely affect the relative voting power or other rights of the holders of the common shares. In addition, we may become subject to Michigan statutes regulating business combinations which might also hinder or delay a change in control. Anti-takeover provisions that could be included in the preferred stock when issued and the Michigan statutes regulating business combinations can have a depressive effect on the market price of our common shares and can limit shareholders’ ability to receive a premium on their shares by discouraging takeover and tender offers.

Our directors serve staggered three-year terms, and directors may not be removed without cause. Our Articles of Incorporation also set the minimum and maximum number of directors constituting the entire Board at three and fifteen, respectively, and require approval of holders of a majority of our voting shares to amend these provisions. These provisions could have an anti-takeover effect by making it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent directors. These provisions could delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interests, including those attempts that might result in a premium over the market price for the common shares.

We do not anticipate paying dividends in the foreseeable future.

Since inception, we have not paid any cash dividend on our common shares and do not anticipate paying such dividends in the foreseeable future. The payment of dividends is within the discretion of our Board of Directors and depends upon our earnings, capital requirements, financial condition and requirements, future prospects, restrictions in future financing agreements, business conditions and other factors deemed relevant by the Board. We intend to retain earnings and any cash resources to finance our operations and, therefore, it is highly unlikely we will pay cash dividends.

USE OF PROCEEDS

We estimate the net proceeds from this offering to be up to approximately $16.2 million, after deducting the estimated underwriter discounts and commissions and other estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, which may include research and development expenses, acquisition of intellectual property relating to complementary drug therapies, funding of clinical trials and general and administrative expenses.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short term marketable securities.

DILUTION

The net tangible book value of our common stock on September 30, 2011 was approximately $23.2 million, or approximately $1.25 per share, based on 18,502,091 shares of our common stock outstanding as of September 30, 2011. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of securities in this offering and the net tangible book value per share of our common stock immediately afterwards. Without taking into account any other changes in net tangible book value after September 30, 2011, other than the sale of shares offered by us hereby at a price of $9.50 per share and after deducting underwriting discounts and commissions and our other estimated offering expenses, our net tangible book value at September 30, 2011 would have been approximately $39.4 million, or approximately $1.94 per share. This represents an immediate increase in net tangible book value of approximately $0.69 per share to existing shareholders and an immediate dilution in net tangible book value of $7.56 per share to investors in this offering.

The following table illustrates this per share dilution:

Public offering price per share		$9.50
Net tangible book value per share as of September 30, 2011	$1.25
Increase in net tangible book value per share attributable to this offering	0.69

Net tangible book value per share after giving effect to this offering		$1.94

Dilution per share to new investors in the offering		$7.56

The amounts above are based on 18,502,091 common shares outstanding as of September 30, 2011 and assume no exercise of outstanding options or warrants since that date. The number of common shares expected to be outstanding after this offering excludes:

•	5,482,135 shares of our common stock issuable upon the exercise of outstanding stock options, having a weighted-average exercise price of $5.23 per share;

•	701,331 shares of our common stock reserved for future issuance under our 2007 Long Term Incentive Plan; and

•	2,607,440 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted -average exercise price of $6.99 per share.

To the extent options or warrants outstanding as of September 30, 2011 have been or may be exercised or other shares have been issued, there may be further dilution to investors.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on The NASDAQ Global Market under the symbol “RMTI”. The table below sets forth for the periods indicated the high and low intraday sale prices for common stock on The NASDAQ Global Market for the periods indicated.

	Price Range
	High	Low
2012
First Quarter (through February 9, 2012)	$11.75	$8.69
2011
Fourth Quarter	$8.66	$6.80
Third Quarter	13.89	7.65
Second Quarter	16.91	8.76
First Quarter	9.70	7.73
2010
Fourth Quarter	$8.74	$6.63
Third Quarter	7.59	4.95
Second Quarter	5.99	4.20
First Quarter	8.30	5.78
2009
Fourth Quarter	$7.92	$6.07
Third Quarter	9.31	7.30
Second Quarter	8.79	4.09
First Quarter	4.66	2.56

As of February 9, 2012, there were 31 holders of record of our common shares. The last reported sale price of our common stock on The NASDAQ Global Market on February 9, 2012 was $11.61 per share.

DIVIDEND POLICY

We have never paid any cash dividends on our common shares and do not anticipate paying dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our operations.

DESCRIPTION OF SECURITIES WE ARE OFFERING

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” starting on page 5 of the accompanying prospectus.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite their respective names below:

Underwriters	Number of Shares
Stifel, Nicolaus & Company, Incorporated	1,226,925
Canaccord Genuity Inc.	304,425
Rodman & Renshaw, LLC	156,825
Summer Street Research Partners	156,825

Total	1,845,000

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased.

The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act, or will contribute to payments that the underwriters may be required to make relating to these liabilities.

Stifel, Nicolaus & Company, Incorporated expects to deliver the shares of common stock to purchasers on or about February 15, 2012.

Commissions and Discounts

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and at this price less a concession not in excess of $0.342 per share of common stock to other dealers. After this offering, the offering price, concessions, and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and to the other conditions, including the right to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us:

	Per Share	Total
Public offering price	$9.50	$17,527,500
Underwriting discount	$0.57	$1,051,650
Proceeds, before expenses, to us	$8.93	$16,475,850

The expenses of the offering that are payable by us are estimated to be $250,000 (excluding underwriting discounts and commissions), which includes $50,000 that we have agreed to reimburse the underwriters for fees and expenses incurred by them in connection with the offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the shares offered hereby.

Indemnification of Underwriters

We will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

Subject to certain exceptions, the underwriters will require all of our directors and officers to agree not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Stifel, Nicolaus & Company, Incorporated for a period of 90 days after the date of this prospectus supplement.

We have agreed that, subject to certain exceptions, for a period of 90 days after the date of this prospectus supplement, we will not, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, offer, sell or otherwise dispose of any shares of common stock, except for the shares of common stock offered in this offering.

The 90-day restricted period in all of the agreements is subject to extension if (i) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the restricted period, we announce that we will release earnings results during the 15-day period following the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Stifel, Nicolaus & Company, Incorporated waives the extension in writing.

NASDAQ Global Market Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “RMTI.”

Passive Market-Making

In connection with the offering, the underwriters may engage in passive market-making transactions in the common stock on The NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion and distribution. A passive market-maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market-maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Short Sales, Stabilizing Transactions, and Penalty Bids

The underwriters have informed us that they will not engage in over-allotment, stabilizing or syndicate covering transactions in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriters represent and agree that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) they have not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that they may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The underwriters represent and agree that:

(a)	they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by them in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by our counsel, Dykema Gossett PLLC, Detroit, Michigan. The underwriters are being represented in connection with this offering by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, have been audited by Plante & Moran, PLLC, independent auditors, as stated in their reports which are incorporated in this prospectus supplement by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

COMMON STOCK

WARRANTS

We may offer to sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, shares of our common stock and warrants to purchase our common stock.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the Nasdaq Global Market and traded under the symbol “RMTI.” On July 23, 2009, the closing sale price of our common stock on Nasdaq was $8.75 per share. You are urged to obtain current market quotations for the common stock. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors,” on page 5 of this prospectus and in the documents we file with the SEC that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 17, 2009.

Rockwell Medical Technologies, Inc.’s principal executive offices are located at 30142 Wixom Road, Wixom, Michigan 48393, our telephone number at that address is (248) 960-9009 and our Internet address is www.rockwellmed.com. The information on our Internet website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only. Unless the context otherwise requires, references in this prospectus to “Rockwell,” “we,” “us,” and “our” refer to Rockwell Medical Technologies, Inc. and its subsidiaries on a consolidated basis.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus together or separately, in one or more offerings, up to a maximum aggregate offering price of $60,000,000. This prospectus provides you with a general description of those securities which is not meant to be a complete description of each security. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Get More Information.”

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

WHERE YOU CAN GET MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy such reports at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can inspect or copy all or any part of these materials, at prescribed rates, at the SEC’s public reference facilities. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Rockwell.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Rockwell to “incorporate by reference” the information it files with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically update and supersede this information. Rockwell incorporates by reference the documents listed below which have been filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009.

•	Current Reports on Form 8-K filed April 6, 2009 and June 1, 2009.

•

The description of our common shares included in our prospectus, dated July 24, 1997, included in our registration statement on Form SB-2 filed with the SEC on July 24, 1997, under the caption “Description of Securities” on pages 34 through 38 of the prospectus and incorporated by reference into our registration statement on Form 8-A filed with the SEC on January 23, 1998, including any amendment or reports filed for the purpose of updating such description.

In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the termination of this offering are deemed to be incorporated by reference into this prospectus and will constitute a part of this prospectus from the date of filing of those documents.

Any statement contained in a document incorporated by reference in this prospectus will be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

Rockwell will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus, including any exhibits which are specifically incorporated by reference into such documents. Requests should be directed to Thomas E. Klema, Secretary, at our principal executive offices, located at 30142 Wixom Road, Wixom, Michigan 48393 (telephone number: (248) 960-9009).

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC and any information about the terms of securities offered conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates.

OUR COMPANY

We manufacture hemodialysis concentrate solutions and dialysis kits, and we sell, distribute and deliver these and other ancillary hemodialysis products primarily to hemodialysis providers in the United States as well as internationally primarily in Latin America, Asia and Europe. Hemodialysis duplicates kidney function in patients with failing kidneys also known as End Stage Renal Disease (“ESRD”). ESRD is an advanced stage of chronic kidney disease characterized by the irreversible loss of kidney function. Without properly functioning kidneys, a patient’s body cannot get rid of excess water and toxic waste products. Without frequent and ongoing dialysis treatments, these patients would not survive.

Our dialysis solutions (also known as dialysate) are used to maintain life, removing toxins and replacing nutrients in the dialysis patient’s bloodstream. We have licensed and are currently developing proprietary renal drug therapies for both iron-delivery and carnitine/vitamin-delivery, utilizing dialysate as the delivery mechanism. Iron supplementation is routinely administered to more than 90% of patients receiving treatment for anemia. We have licensed a drug therapy for the delivery of iron supplementation for anemic dialysis patients which we refer to as dialysate iron and more specifically as soluble ferric pyrophosphate (“SFP”). To realize a commercial benefit from this therapy, and pursuant to the licensing agreement, we must complete clinical trials and obtain U.S. Food and Drug Administration (“FDA”) approval to market iron supplemented dialysate. We also plan to seek foreign market approval for this product. We believe this product will substantially improve iron maintenance therapy and, if approved, will compete for the global market for iron maintenance therapy. Based on reports from manufacturers of intravenous (“IV”) iron products, the market size in the United States for IV iron therapy for all indications is approximately $500 million per year. We estimate the global market for IV iron therapy is in excess of $850 million per year. We cannot, however, give any assurance that this product will be approved by the FDA, or, if approved, that it will be successfully marketed.

We have also entered into a licensing agreement related to a patent for the delivery of carnitine and vitamins via our hemodialysis solutions. To realize a commercial benefit of this product we must obtain regulatory approval of this product. We intend to add other renal therapies to our pipeline in the future.

Hemodialysis patients generally receive their treatments at independent hemodialysis clinics or at hospitals. A hemodialysis provider such as a hospital or a free standing clinic uses a dialysis station to treat patients. A dialysis station contains a dialysis machine that takes concentrate solutions primarily consisting of nutrients and minerals, such as our liquid concentrate solutions or our concentrate powders mixed with purified water, and accurately dilutes those solutions with purified water. The resulting solution known as dialysate, is then pumped through a device known as a dialyzer (artificial kidney), while at the same time the patient’s blood is pumped through a semi-permeable membrane within the dialyzer. Excess water and chemicals from the patient’s blood pass through the membrane and are carried away in the dialysate while certain nutrients and minerals in the dialysate penetrate the membrane and enter the patient’s blood to maintain proper blood chemistry. Dialysate generally contains dextrose, sodium chloride, calcium, potassium, magnesium, sodium bicarbonate and acetic acid. The patient’s physician chooses the formula required for each patient based on each particular patient’s needs, although most patients receive one of eight common formulations.

In addition to using concentrate solutions and chemical powders (which must be replaced for each use for each patient), a dialysis provider also requires various other ancillary products such as blood tubing, fistula needles, specialized custom kits, dressings, cleaning agents, filtration salts and other supplies, many of which we sell.

Hemodialysis treatments are generally performed in independent clinics or hospitals with the majority of dialysis services performed by regional and national for profit dialysis chains. We estimate that there are approximately 5,000 Medicare-certified treatment clinics in the United States. The two largest national for-profit dialysis chains service approximately 63% of the domestic hemodialysis market. According to industry statistics published by the U.S. Renal Data Systems, 345,000 patients in the United States were receiving dialysis treatments at the end of 2006. The domestic dialysis industry has experienced steady patient population growth over the last two decades. In the last five years, the patient growth rate has averaged 4% per year. Population segments with the highest incidence of ESRD are also among the fastest growing within the U.S. population including the elderly, Hispanic and African-American population segments. Recent U.S. demographic projections indicate that the incidence of ESRD is expected to increase in the years ahead and is expected to exceed current incidence levels.

ESRD incidence rates vary by country with some higher and some lower than the United States. Based on industry reports, the global ESRD population is estimated to be over 2 million and to be growing at a rate of approximately 6% annually. The three major dialysis markets are the United States, the European Union and Japan, which together represent between approximately 55-60% of the total global treatments based on industry estimates.

Our strategy is to develop our dialysis concentrate and supply business and to develop drugs, nutrients and vitamins to be delivered by our dialysis concentrate products. Our long term objectives are to increase our market share, expand our product line, expand our geographical selling territory and improve our profitability by implementing the following strategies:

•	increasing our revenues through new innovative products, such as our Dri-Sate® Dry Acid Concentrate Mixing System and SteriLyte® Liquid Bicarbonate Concentrate,

•	gaining FDA approval to market innovative products such as SFP,

•	acting as a single source supplier to our customers for the concentrates, chemicals and supplies necessary to support a hemodialysis provider’s operation,

•	offering our customers a higher level of delivery and customer service by using our own delivery vehicles and drivers, and

•

expanding our market share in target regions, including regions where our proximity to customers will provide us with a competitive cost advantage and allow us to provide superior customer service levels.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus. Our forward-looking statements are subject to risks and uncertainties and include information about our expectations and possible or assumed future results of our operations. When we use words such as “may,” “might, “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “projected,” “intend” or similar expressions, or make statements regarding our intent, belief or current expectations, we are making forward-looking statements. Our forward looking statements also include, without limitation, statements about our competitors, statements regarding the timing and costs of obtaining FDA approval of our new SFP product and statements regarding our anticipated future financial condition, operating results, cash flows and business plans.

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward — looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which are based on information available to us on the date of this prospectus. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed in this prospectus, including under “Risk Factors,” and from time to time in our reports filed with the Securities and Exchange Commission. Other factors not currently anticipated may also materially and adversely affect our results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. We do not undertake, and expressly disclaim, any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities will be used for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock is 40,000,000 shares of common stock and 3,416,664 shares of preferred stock (including 1,416,664 shares of Series A Preferred Shares which were previously issued and cancelled and which are not available for issuance). At June 30, 2009, 14,208,743 shares of common stock and no shares of preferred stock were outstanding. This description is subject to, and qualified in its entirety by, the provisions of our amended and restated articles of incorporation and bylaws, as well as the provisions of any applicable laws. A copy of our amended and restated articles of incorporation, was filed with the SEC as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008. A copy of our amended and restated bylaws was filed with the SEC as Exhibit 3.2 to our Current Report on Form 8-K filed on November 25, 2008.

We may issue shares of our common stock, either separately or together with other warrants offered pursuant to this prospectus. Holders of our common stock are entitled to one vote for each share held of record on all matters on which shareholders are generally entitled to vote. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take shareholder action, unless a greater vote is required by law. Directors are elected by a plurality of the votes cast at any election and there is no cumulative voting of shares.

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends. Upon the liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share pro rata in any assets available for distribution to shareholders after payment of all obligations of the Company and after provision has been made with respect to each class of stock, if any, having preference over the common stock. Holders of common stock do not have cumulative voting rights or preemptive, subscription or conversion rights and shares of common stock are not redeemable. The shares of common stock presently outstanding are duly authorized, validly issued, fully paid and non-assessable. There will be a prospectus supplement relating to any offering of common stock offered by this prospectus.

The directors of the Company serve staggered three-year terms. Directors may not be removed without cause. The Articles of Incorporation also set the minimum and maximum number of directors constituting the entire Board at three and fifteen, respectively, with the exact number to be determined by the board from time to time.

Our amended and restated articles of incorporation and bylaws contain provisions that could have the effect of delaying, deterring or preventing a merger, tender offer or other takeover attempt. Our amended and restated articles of incorporation authorize the Board to issue up to 40 million shares of common stock (less shares already outstanding or reserved for issuance) and up to two million shares of preferred stock without shareholder approval. In addition, the amended and restated articles of incorporation provide that shareholder action without a meeting requires the unanimous consent of the shareholders. Our bylaws permit incumbent directors to fill any vacancies on the board of directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise, unless filled by proper action of the shareholders. Furthermore, our bylaws require shareholders to give advance notice of proposals to be presented at meetings of shareholders, including director nominations.

These provisions may delay shareholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a shareholder who desires to participate in a business combination or elect a new director may consider them disadvantageous.

Subject to certain exceptions, Chapter 7A of the Michigan Business Corporation Act prohibits a corporation from engaging in any business combination with an interested shareholder (defined as a 10% shareholder) unless approved by (1) 90% of the votes of each class of stock entitled to vote and (2) two-thirds of the votes of each class of stock entitled to be cast by the shareholders other than the interested shareholder. We are currently not subject to Chapter 7A but may opt in at any time by resolution of our board of directors.

Listing

Our common stock is listed and traded on the NASDAQ Global market under the symbol “RMTI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock. Warrants may be issued independently or together with shares of common stock and may be attached to or separate from the common stock. The warrants will be issued under warrant agreements to be entered into between us and the purchasers or a warrant agent as detailed in the prospectus supplement relating to warrants being offered.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the exercise price or prices of the warrants may be payable if other than U.S. dollars;

•	the number of shares of common stock purchasable upon exercise of the warrants;

•	whether the warrants are issued with shares of common stock and, if so, the number of the warrants issued with each share;

•	if applicable, the date on and after which the warrants and the common stock purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased and provisions for changes to or adjustments in the exercise price of the warrants;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	the identity of the warrant agent, if any;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act of 1939. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents;

•	through underwriters or dealers, or underwriting syndicates represented by managing underwriters;

•	in short or long transactions;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market marker or into an existing trading market, on an exchange or otherwise;

•	directly to investors; or

•	through a combination of any of these methods of sale.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	competitively bid transactions; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•

enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•

loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, underwriters or dealers and the amounts of securities underwritten or purchased by them;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any delayed delivery arrangements;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	the public offering or purchase price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	the securities exchanges on which such securities may be listed, if any.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at a price or prices determined pursuant to competitive bidding;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters, Agents and Dealers

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell our securities for which they have been appointed an agent on a continuing basis.

If we use underwriters for a sale of our securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase our securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in an applicable prospectus supplement the name of the underwriter and the nature of any such relationship.

If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us or our subsidiaries of affiliates in the ordinary course of their business. This includes commercial banking and investment banking transactions.

Stabilization Activities

In connection with an offering through underwriters, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales

We may also sell securities directly to one or more purchasers without using or involving underwriters, dealers or agents. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Trading Market and Listing of Securities

Unless otherwise specified in an applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ Global Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Unless otherwise indicated in an applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Dykema Gossett PLLC, and for any underwriters or agents by counsel named in an applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, have been audited by Plante & Moran, PLLC, independent auditors, as stated in their reports which are incorporated in this prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

1,845,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

February 9, 2012

Sole Book-Running Manager

Stifel Nicolaus Weisel

Lead Manager

Canaccord Genuity

Rodman & Renshaw, LLC	Summer Street Research Partners

Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.